INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of Dialogic Corporation on Form S-8 of our report dated February 10, 1997, appearing in this Annual Report on Form 10-K of Dialogic Corporation for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP


May 9, 1997